SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE
COMMISSION ONLY (AS PERMITTED BY
RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CENTRAL GARDEN & PET COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party

(4)	Date Filed:

Notes:

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Thursday, September 28, 2006, 10:30 A.M.

TO OUR STOCKHOLDERS:

A Special Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Thursday, September 28, 2006, at 10:30 A.M. for the following purposes:

(1)	To approve an amendment to our Certificate of Incorporation to authorize the issuance of 100,000,000 shares of non-voting Class A Common Stock; and

(2)	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting, including, if submitted to a vote of our stockholders, a motion to adjourn or postpone the meeting to another time or place for the purpose of soliciting additional proxies.

Only stockholders of record on the books of the Company as of 5:00 P.M., August 21, 2006, will be entitled to vote at the meeting and any adjournment thereof. A list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder at the meeting and, during the ten days prior to the meeting, at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

If you have questions or would like additional copies of the proxy statement, please contact our proxy solicitor, Georgeson Shareholder Communications, Inc., toll-free at (866) 295-4406.

Dated: August 28, 2006

By Order of the Board of Directors

/s/ Stuart W. Booth
Stuart W. Booth, Secretary

STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE

ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Central Garden & Pet Company (the “Company”) to be used at the Special Meeting of Stockholders on September 28, 2006 (the “Special Meeting”), for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about August 28, 2006.

If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Special Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Special Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Special Meeting and voting in person.

VOTING SECURITIES

Only stockholders of record on the books of the Company as of 5:00 P.M., August 21, 2006, will be entitled to vote at the Special Meeting.

As of the close of business on August 21, 2006, there were outstanding 22,183,665 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. Except for the proposal to amend the Certificate of Incorporation, holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting.

The holders of a majority of the outstanding shares of the stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting or any adjournment thereof. Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

The proposal to amend the Company’s Certificate of Incorporation requires the approval of a majority of the outstanding shares of Common Stock and Class B Stock, each voting separately as a class. Accordingly, abstentions on the proposal to amend the Company’s Certificate of Incorporation will have the effect of a negative vote on this proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Therefore, a broker non-vote will have the same effect as a vote against the proposal to amend the Company’s Certificate of Incorporation, which requires the approval of a majority of the outstanding shares of each class.

PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO

AUTHORIZE THE ISSUANCE OF NON-VOTING STOCK

Overview

Since its initial public offering in 1993, the Company’s Certificate of Incorporation has provided for two classes of common stock: Common Stock with one vote per share and Class B Stock with ten votes per share. In August 2006, the Board adopted an amendment to the Certificate of Incorporation (the “Amendment”), and directed its submission to a vote of the stockholders. The Board adopted a resolution declaring the Amendment advisable and in the best interests of the Company and its stockholders. The Amendment would amend the Certificate of Incorporation to:

•	authorize 100,000,000 shares of a new class of common stock, par value $.01 per share, to be designated as “Class A Common Stock” that would generally have no voting rights; and

•	fix and establish the relative rights, powers and limitations of the Company’s proposed Class A Common Stock.

The Amendment would not change the voting rights of the outstanding Common Stock or Class B Stock.

The Board recommends that all stockholders vote FOR the Amendment. The Board urges stockholders to carefully read the description of the Amendment and its related effects, which are set forth in this proxy statement. The summary of the Amendment contained herein should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Certificate of Incorporation, as amended and restated, which is attached hereto as Appendix A.

The Amendment would authorize 100,000,000 shares of a new class of common stock, par value $0.01 per share, to be designated as “Class A Common Stock.” The currently outstanding shares of common stock would continue to be designated “Common Stock” and “Class B Stock,” as the case may be, and such classes would continue with their present powers and rights, including voting rights. The existing Common Stock and the Class B Stock are equal on a per share basis in all respects except as to voting rights, conversion rights, and stock splits or stock dividends. If the Amendment is approved, the Class A Common Stock will be equal in all respects on a per share basis to the Common Stock, except as to voting rights and stock splits or stock dividends. In the case of voting rights, Common Stock is entitled to one vote per share and Class B Stock is entitled to ten votes per share, while Class A Common Stock would have no voting rights on any matters submitted to a vote of stockholders unless required by Delaware law. The Class A Common Stock, like the Common Stock, would have no conversion rights; the Class B Stock is convertible, on a share for share basis, into Common Stock, and is automatically converted into Common Stock on a share for share basis if it is transferred to a person who is not a permitted transferee. In the case of stock splits or stock dividends, holders of Common Stock and Class B Stock will receive Common Stock and Class B Stock, respectively, while holders of the proposed Class A Common Stock would receive Class A Common Stock, in each case in the same ratio; provided that the Board may elect to distribute Class A Common Stock to all stockholders.

Reasons For Authorization of the Class A Common Stock

Approval of the Amendment would permit the Company to do each of the following without diluting the relative voting interests of existing stockholders:

•	raise equity capital;

•	make acquisitions for stock; and

•	contribute to existing and future employee benefit and incentive plans, including stock option plans,

in each case utilizing the proposed Class A Common Stock. The proposed Class A Common Stock could also be used in connection with stock dividends or stock splits, convertible debt offerings and other uses as are permissible under the Company’s Certificate of Incorporation, Bylaws and governing law. The Amendment does not affect the voting and other rights of the existing stockholders.

Under the Amendment, 184,000,000 shares of the Company’s capital stock would be authorized, consisting of 80,000,000 shares of Common Stock, 3,000,000 shares of Class B Common Stock, 1,000,000 shares of preferred stock and 100,000,000 shares of proposed Class A Common Stock. As of August 21, 2006, there were 22,183,665 shares of Common Stock, 1,652,262 shares of Class B Stock, and 100 shares of preferred stock issued and outstanding, an aggregate of 23,836,027 shares of capital stock. The proposed Class A Common Stock, along with the remaining authorized Common Stock and preferred stock, would be available for issuance by the Board to raise equity capital, to make acquisitions for stock, in connection with employee benefit and incentive plans, including stock option plans, to distribute to stockholders in the form of stock dividends or stock splits and for other corporate purposes.

Since 1997, the Company has completed over 20 acquisitions. The Company believes that it will continue to have access to attractive acquisition opportunities, some of which could be large acquisitions. If the Company were to close one or more large acquisitions, it would probably be necessary or advantageous for the Company to use stock as an acquisition currency or as a means of raising equity capital to reduce the debt incurred to fund the acquisitions. The issuance of significant amounts of new Common Stock would dilute the voting rights of existing stockholders. The Amendment would facilitate continued growth through acquisitions, while enabling the Company to continue to be managed based on long-term objectives, which the Board considers to be a benefit to the Company and its stockholders. As discussed below under Other Considerations and Board Recommendations, there could be potential disadvantages to stockholders.

The Board may under the Amendment authorize the issuance of shares of Class A Common Stock in such amounts, to such persons or entities, upon such terms and conditions and for such consideration as the Board may determine and without any vote or other action by the stockholders, although applicable law and regulations require stockholder approval (but not approval by the Class A Common Stock) of certain mergers and acquisitions and employee equity benefit plans. Although the Board intends to use the Class A Common Stock for some or all of the purposes mentioned above, there are presently no specific plans, arrangements or understandings for the issuance of the Class A Common Stock. However, since the Company regularly considers acquisition opportunities, one or more potential acquisitions, including those that would be material, may become available in the near future and could result in the issuance of Class A Common Stock. If the Class A Common Stock is approved, the Board could elect to distribute Class A Common Stock to its existing stockholders, without further stockholder approval, to facilitate a liquid market in such shares.

Other Considerations

Dilutive Effect

As noted above, one purpose of creating the Class A Common Stock is to provide the Company with an alternative equity financing vehicle which does not dilute the voting rights of the existing stockholders. Because the Class A Common Stock shares equally with the Common Stock and Class B Stock with respect to all economic benefits, however, issuances of the Class A Common Stock will have a dilutive effect on the economic interest of currently outstanding shares of Common Stock and Class B Stock similar to the dilutive effect of subsequent issuances of Common Stock on currently outstanding shares of Common Stock and Class B Stock.

Effects of Disproportionate Voting Rights

The disproportionate voting rights of the Common Stock, Class B Stock, and proposed Class A Common Stock could have an adverse effect on the market prices of the Common Stock and proposed Class A Common Stock. Such disproportionate voting rights may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest.

Accordingly, such disproportionate voting rights may deprive holders of Common Stock and proposed Class A Common Stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.

Certain Effects of Authorized but Unissued Stock

No subsequent stockholder approval is generally required to issue up to the authorized number of shares of Common Stock, preferred stock or proposed Class A Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, facilitating corporate acquisitions or paying dividends on the capital stock. Additional shares of Class B Stock can be issued only as a stock dividend with respect to outstanding Class B Stock.

Like the presently unissued Common Stock and preferred stock, the existence of unissued shares of proposed Class A Common Stock may enable the Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

Uncertain Valuation

It is expected that, in the event of issuance of the Class A Common Stock, both the Common Stock and the Class A Common Stock will be publicly traded. The fact that the Class A Common Stock is non-voting stock might have an adverse effect on the market price of the Class A Common Stock. (See “Dilutive Effect,” above.) If the Amendment is adopted and Class A Common Stock is issued in the future, the market price of shares of Common Stock and shares of Class A Common Stock will depend on many factors, including, among others, the future performance of the Company, the future dividend policy of the Company and market conditions generally. Accordingly, the Company cannot predict the price at which the Common Stock or Class A Common Stock will eventually trade in the event of adoption of the Amendment and issuance of shares of Class A Common Stock. On August 24, 2006, the closing sales price of the Common Stock as reported on the Nasdaq Global Select Market (“Nasdaq”) was $42.83 per share. The Company does not expect that the adoption of the Amendment would affect the ability of the Company’s common stock to be used as security for the extension of credit by securities brokers or dealers.

Nasdaq Listing

The Common Stock is traded on the Nasdaq under the symbol “CENT.” The Class B Stock is not publicly traded. NASD Rule 4351 prohibits any corporate action or issuance that disparately reduces or restricts the voting rights of existing shareholders of publicly traded common stock. The Nasdaq has advised the Company that (i) it does not generally view the terms of the non-voting Class A Common Stock as having the effect of disparately reducing or restricting the per share voting rights of the Common Stock; and (ii) accordingly, it does not view the authorization or any issuance of the Class A Common Stock as violating NASD Rule 4351. The Company expects that, in the event of the approval of the Amendment and subsequent issuance of Class A Common Stock, it would file an application to list the Class A Common Stock on the Nasdaq.

Board Recommendation

In August 2006, the Board met to consider the adoption of the Amendment as a means of permitting the Company to raise equity capital and fund acquisitions and employee benefit and incentive plans, while maintaining the voting strength of existing stockholders. The Board discussed the Amendment, the Company’s substantial historical growth and future acquisition opportunities, the benefits of the existing voting power of the Company’s current stockholders for Company stability and the effects of the Amendment in prolonging such influence.

The Board continues to believe that the Company will require additional resources to achieve its long-term growth objectives, remain competitive, and maintain the strength of its business for all stockholders; that debt financing should be used reasonably; that internally generated funds may not be sufficient to finance all future growth; that an important component of the needed additional resources should be common equity; and that the ability to offer common equity in the Company through plans designed to retain and hire well qualified employees is also important to the Company’s continuing success. The Board believes that a significant dilution of the voting rights of the current stockholders of the Company would not be in the best interests of the Company or its stockholders.

The Board also reviewed the matters discussed under the heading “Other Considerations” above, and recognized, as should the Common Stockholders, that in some respects the Amendment might be disadvantageous to Common Stockholders.

After consideration of the above factors, the Board unanimously concluded that the Amendment would be in the best interests of the Company and its stockholders, including holders of its Common Stock, and is fair to all of the stockholders, and directed that the Amendment be submitted to a vote of the stockholders. The Board therefore unanimously recommended that the holders of the Company’s Common Stock vote for the adoption of the Amendment.

If the Amendment is adopted, the Board intends to cause the Amendment to be filed with the Secretary of State of Delaware and the Amendment will be effective upon such filing. The Board would then be free (with certain exceptions) to authorize the issuance of Class A Common Stock without any further action on the part of stockholders. Although the Board presently intends to file the Amendment if it is approved by the stockholders, the resolution of the stockholders will reserve the right of the Board to abandon the Amendment and to not file it even if it is approved by the stockholders. Although the Board does not currently anticipate exercising its right to abandon the Amendment nor does it contemplate any specific events which would trigger the abandonment of the Amendment, the Board will defer or abandon the Amendment, if, in its business judgment, adverse market conditions or general economic conditions affecting the Company are such as to make the Amendment no longer in the best interests to the Company or its stockholders.

Required Vote

The affirmative vote of a majority of the outstanding shares of Common Stock and Class B Stock voting together and the affirmative vote of a majority of the outstanding shares of Common Stock and Class B Stock, each voting separately as a class, will be necessary to approve adoption of the amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDER VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director, each executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting stock, the number of shares and percentage of the Company’s stock beneficially owned.

	Shares Beneficially Owned as of August 21, 2006
Beneficial Owner(1)	Number of Class B Shares	Number of Common Shares		Percent(2)	Percent of Total Voting Power(3)
William E. Brown	1,602,659	86,283	(4)	7.1%	41.6%
Brooks M. Pennington III(5)	—	273,532	(6)	1.1%	*
Glenn W. Novotny	—	166,148	(7)	*	*
Stuart W. Booth	—	25,000	(8)	*	*
James V. Heim	—	15,000		*	*
Bradley P. Johnson	—	20,000		*	*
John B. Balousek	—	7,853	(9)	*	*
Bruce A. Westphal	—	20,841	(10)	*	*
David N. Chichester	—	7,120	(11)	*	*
Alfred A. Piergallini	—	8,295	(12)	*	*
All directors and executive officers as a group (ten persons)	1,602,659	630,072	(13)	9.3%	42.9%
TimesSquare Capital Management, LLC(14)	—	1,403,456		5.9%	3.6%

(*)	Less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597.
(2)	Represents the number of shares of Class B Stock and Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock and Common Stock outstanding.
(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights between the Class B Stock and Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast.
(4)	Includes 15,000 shares issuable upon exercise of outstanding options exercisable within 60 days of August 21, 2006 and 6,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 6,000 shares held by his spouse.
(5)	The address of Mr. Pennington is 1280 Atlanta Highway, Madison, Georgia 30650.
(6)	Includes 49,040 shares held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 7,604 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.
(7)	Includes 45,000 shares issuable upon exercise of outstanding options exercisable within 60 days of August 21, 2006.
(8)	Includes 15,000 shares issuable upon exercise of outstanding options exercisable within 60 days of August 21, 2006.
(9)	Includes 4,469 shares issuable upon exercise of outstanding options exercisable within 60 days of August 21, 2006.
(10)	Includes 6,300 shares held by a limited partnership of which Mr. Westphal is general partner and 5,457 shares issuable upon exercise of outstanding options exercisable within 60 days of August 21, 2006. Mr. Westphal disclaims beneficial ownership of the 6,300 shares held by the limited partnership, except to the extent of his pecuniary interest therein.

(11)	Includes 5,457 shares issuable upon exercise of outstanding options exercisable within 60 days of August 21, 2006.
(12)	Includes 5,457 shares issuable upon exercise of outstanding options exercisable within 60 days of August 21, 2006.
(13)	Includes 95,840 shares issuable upon exercise of outstanding options exercisable within 60 days of August 21, 2006.
(14)	The address of TimesSquare Capital Management, LLC (“TimesSquare”) is Four Times Square, 25th Floor, New York, New York 10036. TimesSquare has sole voting power over 1,191,402 shares and dispositive power over 1,403,456 shares of the Company’s capital stock. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock as of December 31, 2005.

DESCRIPTION OF CAPITAL STOCK

Following is a description of the Company’s Common Stock, proposed Class A Common Stock, Class B Stock and preferred stock.

Common Stock, Class A Common Stock and Class B Stock

Currently, the Company’s authorized capital stock consists of 80,000,000 shares of Common Stock, 3,000,000 shares of Class B Stock and 1,000,000 shares of preferred stock. As of August 21, 2006, there were 22,183,665 shares of Common Stock, 1,652,262 shares of Class B Stock and 100 shares of Series B Preferred Stock issued and outstanding.

The following description of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by the description of our capital stock contained in our Certificate of Incorporation, a copy of which is attached hereto as Schedule A and incorporated herein by reference.

Voting Rights

The holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. The shares of the proposed Class A Common Stock generally will have no voting rights unless otherwise required by Delaware law.

Under Delaware General Corporation Law, any amendments to the Certificate of Incorporation altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including the Class A Common Stock, would require the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together. These voting rights are specifically included in the Amendment. However, the Amendment also provides that the number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of outstanding shares of Class A Common Stock then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock and Class B Stock, voting together as a single class, without a vote by any holders of Class A Common Stock.

The Certificate of Incorporation provides that the Common Stock must be the majority voting class. Thus, as to any matter on which the holders of Common Stock and Class B Stock vote together as a single class, the total number of votes for all shares of Class B Stock which are voted on any matter shall not exceed 49% of the total number of votes of Common Stock and Class B Stock which are voted on such matter. If necessary to achieve this result, the number of votes for each share of Class B Stock which are voted on such matter shall be reduced from 10 votes per share to that number of votes per share which will cause the total number of votes for all shares of Class B Stock which are voted on the matter to equal 49% of the total number of votes of Common Stock and Class B Stock which are voted on such matter.

Except as described above, issuances of additional shares of Class B Stock and modifications of the terms of the Class B Stock require the approval of a majority of the holders of the Common Stock and Class B Stock, voting as separate classes. The Certificate of Incorporation cannot be modified, revised or amended without the affirmative vote of the majority of outstanding shares of Common Stock and Class B Stock, voting separately as a class unless otherwise provided by the Certificate of Incorporation. Except as described above or as required by law, holders of Common Stock and Class B Stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors. The stockholders are not entitled to vote cumulatively for the election of directors.

Dividend and Other Rights

Each share of Common Stock, Class B Stock and proposed Class A Common stock would be entitled to receive dividends if, as and when declared by the Board out of funds legally available therefor. The Common Stock, Class B Stock and proposed Class A Common Stock would share equally, on a share-for-share basis, in any cash dividends declared by the Board. In the case of dividends or other distributions payable in stock of the Company or its subsidiaries other than Preferred Stock (including stock split-ups, divisions, or combinations), shares of Common Stock and Class B Stock may be distributed, respectively, only with respect to shares of the same class and as part of a distribution that is pro-rata to the Company’s stockholders and in the same ratio for each class.

Stockholders have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock, all holders of Common Stock, Class B Stock and proposed Class A Common Stock, regardless of class, would be entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No Common Stock, Class B Stock or proposed Class A Common Stock would be subject to redemption or a sinking fund.

Conversion Rights and Restrictions on Transfer of Class B Stock

The Common Stock and proposed Class A Common Stock have no conversion rights. However, at the option of the holder, each share of Class B stock is convertible at any time and from time to time into one share of Common Stock. If at any time the holders of a majority of outstanding shares of Class B Stock vote to convert the outstanding shares of Class B Stock to Common Stock, then all outstanding shares of Class B Stock shall be deemed automatically converted into shares of Common Stock.

Shares of Class B Stock may not be transferred except generally to family members, certain trusts, heirs and devisees (collectively, “Permitted Transferees”). Upon any sale or transfer of ownership or voting rights to a transferee other than a Permitted Transferee or to the extent an entity no longer remains a Permitted Transferee, such shares of Class B Stock will automatically convert into an equal number of shares of Common Stock. Thereafter, such shares of Common Stock may be freely transferred to persons other than Permitted Transferees, subject to applicable securities law. Accordingly, there is no trading market in the Class B Stock, and the Class B Stock will not be listed or traded on any exchange or in any market.

Preferred Stock

Under the Certificate of Incorporation, the Company may issue up to 1,000,000 shares of preferred stock. The Company currently has 100 shares of Series B Preferred Stock outstanding. No other shares of preferred stock or options to purchase preferred stock are currently outstanding.

The Series B Preferred Stock is entitled to receive dividends when and as declared by the Board, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends. The Series B Preferred Stock is convertible into approximately 86,404 shares of Common Stock anytime after February 26, 2005. Each share of Series B Preferred Stock is entitled to a liquidation preference equal to the greater of (i) $30,000 per share plus all declared but unpaid dividends on the Series B Preferred Stock or (ii) such amount per share as would have been payable with respect to such shares of Series B Preferred Stock had each share of the then outstanding Series B Preferred Stock been converted to Common Stock immediately prior to such event whether or not the Series B Preferred Stock was then so converted. Except as otherwise required by law, the holders of Series B Preferred Stock shall not be entitled to vote. The Series B Preferred Stock is redeemable at the option of the holder starting on February 26, 2005 for a period extending until February 26, 2009 at a price equal to $30,000 per share. The Series B Preferred Stock is not redeemable at our option.

The Board has the authority, without further action by the stockholders, to issue up to the maximum authorized number of shares of preferred stock in one or more series. The Board also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the Common Stock or the proposed Class A Common Stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the Common Stock or the proposed Class A Common Stock.

Delaware Law and Certain Provisions of the Certificate of Incorporation and Bylaws

Provisions of Delaware law and the Certificate of Incorporation and Bylaws could make the acquisition of the Company and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Board believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the Company’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders.

The Company’s Bylaws provide that stockholder action can be taken at an annual or special meeting of stockholders or by written consent. The Bylaws also provide that special meetings of stockholders can be called by the Board, the Chairman of the Board, if any, the President or at the request of stockholders holding not less than 10% of the total voting power. The business permitted to be conducted at any special meeting of stockholders is limited to the purposes stated in the notice of such meeting.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Special Meeting. As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in 2007 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before August 31, 2006. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in 2007, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 22, 2006. If such a stockholder fails to submit the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in 2007.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this Proxy Statement in connection with its solicitation of proxies for use at the Company’s Special Meeting of Stockholders. Certain directors, officers and employees of the Company, who will receive no additional compensation for these activities, may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. To aid in the solicitation of proxies, we have retained the firm of Georgeson Shareholder Communications, Inc., which will receive a fixed fee of approximately $8,500, in addition to the reimbursement of out-of-pocket expenses, for its performance of certain ministerial services related to the solicitation. Georgeson will not make any recommendation to stockholders regarding the approval or disapproval of the proposal to amend our restated Certificate of Incorporation. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: August 28, 2006

By Order of the Board of Directors

/s/ Stuart W. Booth
Stuart W. Booth, Secretary

Appendix A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CENTRAL GARDEN & PET COMPANY

CENTRAL GARDEN & PET COMPANY (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

(1) The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 13, 1992. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1992. The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 8, 1993. The Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 6, 1994.

(2) This Fourth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation and has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Fourth Amended and Restated Certificate of Incorporation shall become effective on the date of filing of this Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

(3) The text of the Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

FIRST: The name of this Corporation is: CENTRAL GARDEN & PET COMPANY.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: The name and mailing address of the incorporator of the Corporation is:

William E. Brown

Central Garden & Pet Company

3620 Happy Valley Road

Lafayette, CA 94549

FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FIFTH: Section 1. Classes and Number of Shares.

The total number of shares of all classes of stock which this Corporation shall have authority to issue is 184,000,000 shares which will consist of Preferred Stock and Common Shares. Common Shares will consist of three classes of stock—Common Stock, Class A Common Stock and Class B Stock. The classes and the aggregate number of shares of stock of each class which this Corporation shall have authority to issue are as follows:

(i) 80,000,000 shares of Common Stock, $0.01 par value per share (hereinafter the “Common Stock”);

(ii) 100,000,000 shares of Class A Common Stock, $0.01 par value per share (hereinafter the “Class A Common Stock”);

(iii) 3,000,000 shares of Class B Stock, $0.01 par value per share (hereinafter the “Class B Stock”); and

(iv) 1,000,000 shares of Preferred Stock, $0.01 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the “Preferred Stock”).

Section 2. Powers and Rights of the Common Stock, Class A Common Stock and Class B Stock.

A. Voting Rights and Powers

(i) With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of this Corporation and every holder of Class B Stock shall be entitled to ten votes in person or by proxy for each share of Class B Stock standing in his name on the transfer books of this Corporation.

(ii) Except as indicated in paragraph (iii) of this subsection, or as otherwise required by law, holders of Class A Common Stock shall have no right to vote. Without limiting the generality of the foregoing, the number of authorized shares of Class A Common Stock may be increased or decreased, but not below the number of shares thereof then outstanding, by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Stock, voting together as a single class.

(iii) If, as a result of the lack of voting power of the Class A Common Stock, either the Common Stock or Class A Common Stock is to be, or is, delisted from a national securities exchange or securities quotation system as is then the principal market for such stock, the Board of Directors, if it determines that there is no appropriate alternative, may provide such voting rights for the Class A Common Stock, but in no event more than one vote per share, as it may specify by resolution.

(iv) Except as otherwise provided herein, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and of a majority of the outstanding shares of Class B Stock, each voting separately as a class.

(v) Following the initial issuance of shares of Class B Stock, this Corporation may not effect the issuance of any additional shares of Class B Stock (except in connection with stock splits and stock dividends), unless and until such issuance is authorized by the holders of a majority of the shares voting of Common Stock and of Class B Stock, each voting separately as a class.

(vi) Except as may be otherwise required by law or by this Article FIFTH, the holders of Common Stock and Class B Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.

(vii) Notwithstanding anything else herein contained, the Common Stock shall be the majority voting class. Therefore, as to any matter on which the holders of Common Stock and Class B Stock vote together as a single class, the total number of votes for all shares of Class B Stock which are voted on such matter shall not exceed 49% of the total number of votes of Common Stock and Class B Stock which are voted on such matter. In order to achieve this result, the number of votes for each share of Class B Stock which are voted on such matter shall be reduced from ten votes per share to that number of votes per share which will cause the total number of votes for all shares of Class B Stock which are voted on the matter to equal 49% of the total number of votes of Common Stock and Class B Stock which are voted on such matter.

B. Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation as amended from time to time, holders of Common Stock, Class A Common Stock and Class B Stock shall be entitled to such dividends and other distributions in cash, stock or property of this Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of this Corporation legally available therefor; provided that if at any time a cash dividend is paid on the Common Stock, a cash dividend will also be paid on the Class A Common Stock and Class B Stock in an amount per share equal to 100% of the amount of the dividend paid on each share of the Common Stock (rounded down to the nearest one-hundredth of a dollar); provided further that if at any time a cash dividend is paid on the Class A Common Stock, a cash dividend will also be paid on the Common Stock and Class B Stock in an amount per share equal to 100% of the amount of the dividend paid on each share of the Class A Common Stock; and provided further that if at any time a cash dividend is paid on the Class B stock, a cash dividend will also be paid on the Common Stock and Class A Common Stock in an amount per share equal to 100% of the amount of the dividend paid on each share of Class B Stock (rounded down to the nearest one-hundredth of the dollar). In the case of dividends or other distributions payable in stock of this Corporation, other than the Preferred Stock (including distributions pursuant to stock split-ups, divisions or combinations), which occur after the date shares of Class B Stock are first issued by this Corporation, only shares of Common Stock shall be distributed with respect to Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock, and only shares of Class B Stock shall be distributed with respect to Class B Stock; provided that the Board of Directors may issue shares of Class A Common Stock in the form of a pro rata dividend or distribution to all holders of the outstanding shares of Common Stock, Class A Common Stock and Class B Stock. In no event will shares of Common Stock, Class A Common Stock or Class B Stock be split, divided or combined unless all such classes are split, divided or combined equally.

C. Other Rights. Except as otherwise required by the Delaware General Corporation Law or as otherwise provided in this Certificate of Incorporation, each share of the Common Stock, each share of the Class A Common Stock and each share of the Class B Stock shall have identical powers, preferences and rights, including rights in liquidation.

D. Transfer.

(i) No person holding shares of Class B Stock of record (hereinafter called a “Class B Holder”) may transfer, and this Corporation shall not register the transfer of, such shares of Class B Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a “Permitted Transferee.” A “Permitted Transferee” shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Stock:

(a) In the case of a Class B Holder who is a natural person,

(1)	The spouse of such Class B Holder, any lineal descendant of a grandparent of such Class B Holder, and any spouse of such lineal descendant;

(2)	The trustee of a trust (including a voting trust) principally for the benefit of such Class B Holder and/or one or more of his Permitted Transferees described in each subclause of this clause (a);

(3)	Any organization to which contributions are deductible for federal income, estate or gift tax purposes or any split-interest trust described in Section 4947 of the Internal Revenue Code, as it may from time to time be amended (hereinafter called a “Charitable Organization”);

(4)

A corporation, of which a majority of the beneficial ownership of outstanding capital stock entitled to vote for the election of directors is owned by, or a partnership, of which a majority of the beneficial ownership of the partnership interests entitled to participate in the management of the partnership is held by, the Class B Holder and/or one or more of his or her Permitted Transferees determined under this clause (a), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall, upon the election of this Corporation given by written notice of such corporation or partnership, without further act on anyone’s part, be converted into shares of Common Stock effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock; and

(5)	The estate of such Class B Holder.

(b) In the case of a Class B Holder which is holding the shares of Class B Stock in question as trustee pursuant to a trust (other than pursuant to a trust described in clause (f) below), “Permitted Transferee” means (1) any person transferring Class B Stock to such trust and (2) any Permitted Transferee of any such transferor determined pursuant to clause (a) above.

(c) In the case of a Class B Holder which is a Charitable Organization holding record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means any Class B Holder.

(d) In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization) acquiring record and beneficial ownership of the shares of Class B Stock in question upon its initial issuance by this Corporation, “Permitted Transferee” means (1) a partner of such partnership, or stockholder of such corporation at the time of issuance, and (2) any Permitted Transferee (determined pursuant to clause (a) above) of any such partner or stockholder referred to in subclause (1) of this clause (d).

(e) In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization or a corporation or partnership described in clause (d) above) holding record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means (1) any person transferring such shares of Class B Stock to such corporation or partnership and (2) any Permitted Transferee of any such person determined pursuant to clause (a) above.

(f) In the case of a Class B Holder which is holding the shares of Class B Stock in question as trustee pursuant to a trust which was irrevocable at the time of issuance of the Class B Stock, “Permitted Transferee” means (1) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (2) any Permitted Transferee of any such person determined pursuant to clause (a) above.

(g) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, which holds record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clause (a), (b), (c), (d), (e) or (f) above, as the case may be.

(ii) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder’s shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall remain subject to the provisions of this Paragraph D. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

(iii) For purposes of this Paragraph D:

(a) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

(b) Each joint owner of shares of Class B Stock shall be considered a “Class B Holder” of such shares.

(c) A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(d) Unless otherwise specified, the term “person” means both natural persons and legal entities.

(e) Without derogating from the election conferred upon this Corporation pursuant to subclause (4) of clause (a) of subsection (i) above, each reference to a corporation shall include any successor corporation resulting from merger or consolidation; and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

(iv) Any transfer of shares of Class B Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Stock into shares of Common Stock on the date on which certificates representing such shares are presented for transfer on the books of this Corporation. This Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Stock on this Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Stock or is a Permitted Transferee.

(v) Shares of Class B Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” names. Notwithstanding the foregoing, trusts may transfer shares into “nominee” name. For this purpose, a “beneficial owner” of any shares of Class B Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. This Corporation shall note on the certificates for shares of Class B Stock the restrictions on transfer and registration of transfer imposed by this Paragraph D.

E. Conversion Rights.

(i) Subject to the terms and conditions of this Paragraph E, each share of Class B Stock shall be convertible at any time or from time to time at the option of the respective holder thereof, at the office of any transfer agent for Common Stock, and at such other place or places, if any, as the Board of Directors may designate, into one (1) fully paid and nonassessable share of Common Stock. In order to convert Class B Stock into Common Stock, the holder thereof shall (a) surrender the certificate or certificates for such Class B Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to this Corporation or in blank or accompanied by proper instruments of transfer to this Corporation (such endorsements or instruments of transfer to be in form satisfactory to this Corporation), and (b) give written notice to this Corporation that such holder elects to convert said Class B Stock, which notice shall state the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. This Corporation will issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Stock was so surrendered, or to his nominee or nominees, certificate or certificates for the number of full shares of Common Stock to which such holder shall be entitled as soon as practicable after such deposit of a certificate or certificates of Class B Stock, accompanied by the requisite written notice. Such conversion shall be deemed to have been made as of the date of such surrender of the Class B Stock to be converted; and the persons entitled to receive the Common Stock issuable upon conversion of such Class B Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(ii) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay to this Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of this Corporation that such tax has been paid or is not required to be paid.

(iii) This Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares.

F. Mandatory Conversion.

If at any time the holders of a majority of the outstanding shares of Class B Stock vote to convert the outstanding shares of Class B Stock into Common Stock, all outstanding shares of Class B Stock shall automatically be deemed converted into shares of Common Stock and certificates formerly representing outstanding shares of Class B Stock shall bear upon and thereafter represent the like number of shares of Common Stock.

Section 3. Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series, and each of such series shall have such voting powers, designations, preferences, and relative participation, optional or other special rights, and the qualifications, limitations and restrictions thereof, as are stated or expressed herein or in a resolution or resolutions, providing for the issuance of such series, adopted by the Board of Directors as hereinafter provided. The Board of Directors is hereby expressly empowered, subject to the provisions of this Article FIFTH, to provide for the issuance of Preferred Stock from time to time in series and to fix by resolution or resolutions providing for the issuance of such series.

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the happening of specified events;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and on different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of this Corporation, and the relative rights or priority, if any, of payment on shares of that series; and

(viii) Such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as it may deem advisable and shall be stated in said resolution or resolutions.

Section 4. Issuance of Common Stock, Class A Common Stock, Class B Stock and Preferred Stock.

The Board of Directors of this Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock, Class A Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. Subject to Section 2A(iii) of this Article FIFTH, the Board of Directors of this Corporation may authorize by resolution the issuance of any or all shares of Class B Stock herein authorized in accordance with the terms and conditions set forth in this Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities and for such consideration as the Board of Directors may determine. At any time shares of Class B Stock are outstanding, the Board of Directors may issue shares of Common Stock or Class A Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up, division or combination of the shares of Common Stock or Class A Common Stock, respectively, only to the then-holders of the outstanding shares of Common Stock or Class A Common Stock, respectively, and in conjunction with and in the same ratio as a stock dividend or split-up, division or combination of the shares of Class B Stock; provided that the Board of Directors may issue shares of Class A Common Stock in the form of a pro rata dividend or distribution to all holders of the outstanding shares of Common Stock, Class A Common Stock and Class B Stock.

SIXTH: Section 1. Number of Directors.

The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the by-laws of this Corporation.

Section 2. Limited Liability.

To the fullest extent permitted by the General Corporation Law of the State of Delaware (as such law currently exists or may hereafter be amended so long as any such amendment authorizes action further eliminating or limiting the personal liabilities of directors), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware as the by-laws may provide. The books of the Corporation may be kept, subject to any provision contained in the statutes, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Stockholders shall not be entitled to request the election of directors by written ballot unless a by-law of the Corporation shall authorize such a vote by written ballot.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the by-laws of the Corporation; including by-law amendments increasing or reducing the authorized number of directors.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested by its Secretary this     th day of                     2006.

By
Glenn W. Novotny
Chief Executive Officer

Attest:

By
Stuart W. Booth
Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CENTRAL GARDEN & PET COMPANY

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON SEPTEMBER 28, 2006

The undersigned hereby appoints William E. Brown, Glenn W. Novotny and Stuart W. Booth or any of them, each with power of substitution, as proxies of the undersigned, to attend the Special Meeting of Stockholders of CENTRAL GARDEN & PET COMPANY to be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on September 28, 2006, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

(Continued, and to be marked, dated and signed, on the reverse side)

(Continued from other side)

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR proposal 1.			☒	Please mark your votes as this

	FOR	AGAINST	ABSTAIN
1. To approve the amendment to the Company’s Certificate of Incorporation.	☐	☐	☐
I plan to attend the meeting
2. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.				☐
STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
Signature(s)				Date

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally